Exhibit 10.32
IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Stock Option Agreement
This Stock Option Agreement and the associated grant award information (the “Customizing Information”), which Customizing Information is provided in written form or is available in electronic form from the record keeper for the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as amended and in effect from time to time (the “Plan”), made as of the date shown as the “Grant Date” in the Customizing Information (the “Grant Date”) by and between Iron Mountain Incorporated, a Delaware corporation (the “Company”), and the individual identified in the Customizing Information (the “Optionee”). This instrument and the Customizing Information are collectively referred to as the “Option Agreement.”
WITNESSETH THAT:
WHEREAS, the Company has instituted the Plan; and
WHEREAS, the Compensation Committee (the “Committee”) has authorized the grant of a stock option upon the terms and conditions set forth below and pursuant to the Plan, a copy of which is incorporated herein; and
WHEREAS, the Optionee acknowledges that he or she has carefully read this Option Agreement and agrees, as provided in Section 18(a) below, that the terms and conditions of the Option Agreement reflect the entire understanding between himself or herself and the Company regarding this stock option (and the Optionee has not relied upon any statement or promise other than the terms and conditions of the Option Agreement with respect to this stock option);
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Optionee agree as follows.
1. Grant. Subject to the terms of the Plan and this Option Agreement, the Company hereby grants to the Optionee a stock option (the “Option”) to purchase from the Company the amount of Common Stock (“Stock”) shown in the Customizing Information under “Shares Granted.” If so provided in the “Grant Type” shown in the Customizing Information, this Option is intended to constitute for United States income tax purposes an Incentive Stock Option and to qualify for special United States federal income tax treatment under Section 422 of the Code and upon exercise, the maximum number of shares that can be treated as Incentive Stock Options shall be so treated, and the remainder shall be treated as Nonstatutory Stock Options.
2. Grant Price. This Option may be exercised at the “Grant Price” per share shown in the Customizing Information, subject to adjustment as provided herein and in the Plan.
3. Term and Exercisability of Option. This Option shall expire at 4:00 p.m. Eastern Time on the “Expiration Date” shown in the Customizing Information, unless the Option expires

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earlier pursuant to this Section 3 or any provision of the Plan. At any time before its expiration,

this Option may be exercised to the extent vested, as shown in the Customizing Information, provided that:
(a) at the time of exercise the Optionee is not in violation of any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company;
(b) the Optionee’s employment, contractual or other service relationship with the Company (“Relationship”) must be in effect on a given date in order for any scheduled increment in vesting, as set forth in the “Vesting Schedule” shown in the Customizing Information, to become effective, except as provided in Section 3(c) below
(c) if the Optionee’s Relationship with the Company terminates on account of Retirement (as defined below) on or after the first July 1 following the Grant Date, the Option shall continue to vest on the schedule shown in the Customizing Information, provided the Optionee continues to comply with any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company;
(d) this Option may not be exercised after the sixtieth (60th) day following the date of termination of the Relationship between the Optionee and the Company, except that (i) if the Relationship terminates by reason of the Optionee’s death or total and permanent disability (as determined by the Board on the basis of medical advice satisfactory to it), the entire remaining Option shall become fully vested and the unexercised portion of the Option shall remain exercisable thereafter for one (1) year and (ii) if the Relationship terminates on account of the Optionee’s Retirement on or after the first July 1 following the Grant Date, the unexercised portion of the Option that is vested or becomes vested pursuant to Section 3(c) above shall remain exercisable thereafter until the Option Expiration Date as detailed in the Customizing Information; and
(e) in the event the Relationship is terminated for any reason (whether voluntary or involuntary), (i) the Optionee’s right to vest in the Option will, except as provided in Section 9(c) of the Plan or otherwise explicitly in Sections 3(c) and 3(d) or as provided by the Committee, terminate as of the date of termination of the Relationship (and such right shall not be extended by any notice period mandated under local law), (ii) the Optionee’s continuing right (if any) to exercise the Option after termination of the Relationship will be measured from the date of termination of the Relationship (and such right will not be extended by any notice period mandated under local law) and (iii) the Committee shall have the exclusive discretion to determine when the Relationship has terminated for purposes of this Option (including determining when the Optionee is no longer considered to be providing active service while on a leave of absence).

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For purposes of this Section 3, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan, and the term “Retirement” means termination of the Optionee’s Relationship with the Company after the Optionee has attained age fifty-eight (58) and has a combined age and Years of Credited Service of at least seventy (70). “Years of Credited Service” shall mean the Optionee’s years of total adjusted service with the Company, calculated from the Optionee’s initial hire date with the Company (or any predecessor business acquired by the Company) and without regard to any lapses in active employment while employed by the Company, such as approved leaves of absences.
It is the Optionee’s responsibility to be aware of the date that the Option expires.
4. Method of Exercise. Prior to its expiration and to the extent that the right to purchase shares of Stock has vested hereunder, this Option may be exercised in whole or in part from time to time by notice provided in a manner consistent with the requirements of Section 5(e) of the Plan, accompanied by payment in full of the Grant Price by means of payment acceptable to the Company in accordance with Section 5(f) of the Plan.
As soon as practicable after its receipt of notice, the Company shall, without transfer or issue tax to the Optionee (or other person entitled to exercise this Option), (i) deliver to the Optionee (or other person entitled to exercise this Option), at the principal executive offices of the Company or such other place as shall be mutually acceptable, a stock certificate or certificates for such shares out of theretofore authorized but unissued shares or treasury shares of its Stock as the Company may elect or (ii) issue shares of its Stock in book entry form; provided, however, that the time of delivery or issuance may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law; and provided, further, that any shares delivered or issued shall remain subject to any applicable securities law or trading restrictions imposed pursuant to the terms of this Option Agreement and the Plan.
If the Optionee (or other person entitled to exercise this Option) fails to pay for and accept delivery of all of the shares specified in the notice upon tender of delivery thereof, his or her right to exercise this Option with respect to such shares not paid for may be terminated by the Company.
5. Withholding Taxes. The Optionee hereby agrees, as a condition to any exercise of this Option, to provide to the Company (or a subsidiary employing the Optionee, as applicable) an amount sufficient to satisfy the Company’s and/or subsidiary’s obligation to withhold any and all federal, state, local or provincial income tax, social security, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or statutory withholdings related to the Optionee’s participation in the Plan (the ”Withholding Amount”), if any, by (a) authorizing the

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Company and/or any subsidiary employing the Optionee, as applicable, to withhold the Withholding Amount from the Optionee’s cash compensation or (b) remitting the Withholding Amount to the Company (or a subsidiary employing the Optionee, as applicable) in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Stock that would otherwise be delivered upon exercise of this Option that number of shares having a Fair Market Value on the date of exercise sufficient to eliminate any deficiency in the Withholding Amount. Regardless of any action that the Company and/or subsidiary takes with respect to any or all federal, state, local or provincial income tax, social security, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or statutory withholdings related to the Optionee’s participation in the Plan, the Optionee acknowledges that he or she, and not the Company and/or any subsidiary, has the ultimate liability for any such items. Further, if the Optionee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Optionee acknowledges that the Company and/or subsidiary may be required to withhold or account for such tax-related items in more than one jurisdiction.
6. Non-assignability of Option. This Option shall not be assignable or transferable by the Optionee except by will or by the laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the terms of the Plan. During the life of the Optionee, this Option shall be exercisable only by him or her, by a conservator or guardian duly appointed for him or her by reason of the Optionee’s incapacity or by the person appointed by the Optionee in a durable power of attorney acceptable to the Company’s counsel.
7. Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to sell or issue any shares of Stock or other securities pursuant to the exercise of this Option unless the shares of Stock or other securities with respect to which this Option is being exercised are at that time effectively registered or exempt from registration under the Securities Act and applicable state or provincial securities laws. In the event shares or other securities shall be issued that shall not be so registered, the Optionee hereby represents, warrants and agrees that he or she will receive such shares or other securities for investment and not with a view to their

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resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Optionee further hereby agrees that as a condition to the purchase of shares upon exercise of this Option, he or she will execute an agreement in a form acceptable to the Company to the effect that the shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.
8. Legends. The Optionee hereby acknowledges that the stock certificate or certificates (or entries in the case of book entry form) evidencing shares of Stock or other securities issued pursuant to any exercise of this Option may bear a legend (or provide a restriction) setting forth the restrictions on their transferability described in Section 7 hereof, if such restrictions are then in effect.
9. Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares covered by this Option until the date of issuance of a stock certificate (or appropriate entry is made in the case of book entry form) to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued (or appropriate entry is made in the case of book entry form).
10. Effect Upon Employment and Performance of Services. Nothing in this Option or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Optionee or to retain the Optionee in its employ or to engage or retain the services of the Optionee.
11. Time for Acceptance. Unless the Optionee shall evidence his or her acceptance of this Option by electronic or other means prescribed by the Committee within sixty (60) days after its delivery, the Option shall be null and void (unless waived by the Committee).
12. Notice of Disqualifying Disposition. If the “Grant Type” shown in the Customizing Information indicates that the Option is an Incentive Stock Option, the Optionee agrees to notify the Company promptly in the event that he or she sells, transfers, exchanges or otherwise disposes of any shares of Stock issued upon exercise of the Option before the later of (a) the second anniversary of the date of grant of the Option and (b) the first anniversary of the date the shares were issued upon his or her exercise of the Option.
13. Right of Repayment. In the event that the Optionee breaches any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company, the Optionee shall pay to the Company an amount equal to the excess of the Fair Market Value of the Stock as of the date of exercise over the price paid for such shares; provided, however, that the Committee in its discretion may release the Optionee from the requirement to make such payment, if the Committee determines that the Optionee’s breach of such agreement is not inimical to the best interests of the Company. In accordance with applicable law, the Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Optionee. For purposes of this Section 13, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan.

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14. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15. Company Policies. This Option shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time, in accordance with applicable law.
16. Nature of Award. By accepting this Option, the Optionee acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Option Agreement;
(b)    the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if Options or other Plan awards have been granted in the past;
(c)    all decisions with respect to future Option grants or Plan awards will be at the sole discretion of the Committee;
(d)    he or she is voluntarily participating in the Plan;
(e)    the future value of shares of Stock underlying the Option is unknown and cannot be predicted with certainty;
(f)    if the underlying shares of Stock do not increase in value, the Option, as measured by the difference between the fair market value of the Stock and the Grant Price, will have no value;
(g)    if the Optionee exercises the Option and acquires shares of Stock, the value of such shares may increase or decrease in value;
(h)    if the Optionee resides and/or works outside the United States, the following additional provisions shall apply:
(i)    the Option and any shares of Stock acquired under the Plan do not replace any pension or retirement rights or compensation;
(ii)    the Option and any shares of Stock acquired under the Plan (including the value attributable to each) do not constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Optionee’s employment contract, if any;

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(iii) the Option and any shares of Stock acquired under the Plan (including the value attributable to each) are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;
(iv)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from a termination of the Relationship for any reason and in consideration of the grant of the Option, the Optionee irrevocably agrees never to institute a claim against the Company and/or any subsidiary, waives his or her ability to bring such claim and releases the Company and/or its subsidiaries from any claim; if, notwithstanding the foregoing, such claim is allowed by a court of competent jurisdiction, then by accepting this Option, the Optionee is deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(i)    the Company shall not be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States dollar that may affect the value of the Option or any amounts due pursuant to the exercise of the Option or the subsequent sale of any shares of Stock acquired upon settlement.
17. General Provisions.
(a) Amendment; Waivers. This Option Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan, this Option Agreement and applicable law, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Optionee hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Optionee, to the extent permitted by applicable law. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance. The Optionee shall have the right to receive, upon request, a written confirmation from the Company of the Customizing Information.
(b) Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.
(c) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

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(d) Construction. This Option Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Option Agreement, the Plan shall control. The titles of the sections of this Option Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms not defined herein shall have the meanings given to them in the Plan.
(e) Language. If the Optionee receives this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(f) Data Privacy.
(i)    The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Option Agreement by and among, as applicable, his or her employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
(ii)    The Optionee understands that his or her employer, the Company and its subsidiaries, as applicable, hold certain personal information about the Optionee regarding his or her employment, the nature and amount of the Optionee’s compensation and the fact and conditions of the Optionee’s participation in the Plan, including, but not limited to, the Optionee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested,

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unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(iii)    The Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these third parties may be located in the Optionee’s country, or elsewhere, and that the third party’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Optionee understands that the Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of

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consent, the Optionee understands that the Optionee may contact his or her local human resources representative.
(g) Notices. Any notice in connection with this Option Agreement shall be deemed to have been properly delivered if it is delivered in the form specified by the Committee as follows:
To the Optionee:    To his or her last address provided to the Company
To the Company:    Iron Mountain Incorporated
One Federal Street
Boston, Massachusetts 02110
Attn: Chief Financial Officer
(h) Version Number. This document is Version 4 of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan Stock Option Agreement.

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